SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 29, 2006

                             EARTHSHELL CORPORATION
               (Exact Name of Registrant as Specified in Charter)


           Delaware                     333-13287               77-0322379
 (State or other jurisdiction          (Commission            (IRS Employer
       of incorporation)               File Number)         Identification No.)


  1301 York Road, Suite 200, Baltimore, Maryland                 21093
     (Address of principal executive offices)                  (Zip code)

                                 (410) 847-9420
              Registrant's telephone number, including area code:


                                 Not Applicable
          (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01 Entry into a Material Definitive Agreement.

      On September 29, 2006, EarthShell Corporation (the "Company") entered into a Letter Agreement (the "Agreement") with Cornell Capital Partners, LP ("Cornell") pursuant to which Cornell has agreed to forbear from exercising certain rights and remedies under that certain Secured Convertible Debenture, dated December 30, 2005 (the "Debenture") and that certain Registration Rights Agreement ("RRA"), of even date with the Debenture (the Agreement, Debenture, RRA and all other agreements, contacts, instruments or other items delivered in connection with the Debenture are collectively referred to as the "Transaction Documents") in exchange for the issuance by the Company to Cornell of 187,500 shares of the Company's common stock, par value $0.001 per share (the "Shares").

      The Company has acknowledged in the Agreement that an event of default under the Debenture (the "Default") had occurred as of June 30, 2006 as a result of the Registration Statement filed to register the common stock underlying the Debenture (the "Cornell Shares") not yet being declared effective by the U.S. Securities and Exchange Commission (the "SEC"). The Company also acknowledged that Cornell was entitled to liquidated damages equal to one percent (1%) of the liquidated value of the Debenture for each thirty (30) day period after May 31, 2006. Pursuant to the Agreement, Cornell has agreed to waive the Default, including all liquidated damages that may have accrued through the date of the Agreement and during the Forbearance Period (as defined below), in exchange for the Shares and the Company obtaining the effectiveness by December 31, 2006 of that certain Registration Statement originally filed with the SEC on February 14, 2006 which contains the Cornell Shares. In the event the Registration Statement is declared effective prior to November 1, 2006, Cornell shall return 125,000 of the Shares to the Company. In the event the Registration Statement is declared effective after November 1, 2006 and before December 1, 2006, Cornell shall return 62,500 of the Shares to the Company. In the event that the Registration Statement is declared effective after December 1, 2006, Cornell shall not return any of the Shares.

      The Shares shall have piggy-back registration rights and Cornell shall also have the right to demand the registration of the Shares by providing to the Company with thirty (30) days prior written notice of such request.

      On September 29, 2006, the Company executed a Promissory Note (the "EKI Note") in the amount of $250,000 with E. Khashoggi Industries, LLC ("EKI"), the Company's largest stockholder. Pursuant to the Note, EKI made an initial advance of $150,000 on September 29, 2006. An additional amount of $100,000 will be funded to the Company within the next 30 days. Interest accrues on the principal balance of the Note at a 5.13% per annum rate, compounded annually. All accrued but unpaid interest and outstanding principal under the note is due and payable on the earliest to occur of the following(i) five days following the date the Company has received significant net cash proceeds from new financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services (including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), occurring subsequent to the date of the note or, (ii) the date the existing notes from EKI to EarthShell become due and payable.

      On October 2, 2006, the Company executed a Promissory Note (the "RPI Note") in the amount of $150,000 with ReNewable Products, Inc., a licensee of EarthShell, or affiliates. Interest accrues on the principal balance of the RPI Note at a 5.13% per annum rate, compounded annually. All accrued but unpaid interest and outstanding principal under the note is due and payable on the earliest to occur of the following: (i) the second anniversary of the date of this note; (ii) five days following the date the Company has received has received significant net cash proceeds from any financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services (including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), occurring subsequent to the date of the note.


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Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial
Obligation or an Obligation under an Off-Balance Sheet Arrangement.

            See Item 1.01 above.

Item 3.02. Unregistered Sales of Equity Securities.

            See Item 1.01 above.

Item 9.01. Financial Statements and Exhibits.

      (a) Not applicable

      (b) Not applicable

      (c) Not applicable

      (d) Exhibit No. Description:


Exhibit           Description

Exhibit 10.1 Letter Agreement, dated September 29, 2006, by and between EarthShell Corporation and Cornell Capital Partners, LP


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: October 4, 2006                   EARTHSHELL CORPORATION


                                        By: /s/ Scott Houston
                                           -------------------------------------
                                        Name:   Scott Houston
                                        Title:  Chief Financial Officer




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